Exhibit 3.1 CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF INDEPENDENCE CONTRACT DRILLING, INC. (Pursuant to Section 242 of the General Corporation Law of the State of Delaware) Independence Contract Drilling, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY: FIRST: That the name of this corporation is Independence Contract Drilling, Inc. (the “Corporation”) and that the Corporation was originally incorporated pursuant to the DGCL on November 4, 2011 under the name Independence Contract Drilling, Inc. SECOND: That the Board of Directors of the Corporation duly adopted resolutions setting forth the proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are substantially as follows: RESOLVED: The first paragraph of the Article IV of the Amended and Restated Certificate of Incorporation of this Corporation be amended and restated to read in its entirety as follows: “1. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock which the Corporation shall have the authority to issue is 60,000,000 consisting of 50,000,000 shares of Common Stock, with a par value of $.01 per share and 10,000,000 shares of Preferred Stock, with a par value of $.01 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at any meeting of stockholders; provided, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including, but not limited to, any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including, but not limited to, any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.” RESOLVED: Article IV of the Amended and Restated Certificate of Incorporation of this Corporation be amended to add the following paragraph as follows: “4. Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of Common Stock, either issued and outstanding or held by the Corporation as treasury stock, in each case immediately prior to the Effective Time (the “Old Common Stock”), shall be automatically reclassified as and converted into 1/20 of a fully paid and nonassessable share of Common Stock (the “New Common Stock”). No fractional shares of the New Common Stock shall be issued in connection with the Reverse Stock Split. The Company will pay cash in lieu of any fractional shares. Cash paid in lieu of any fractional shares shall be determined based on the average closing market price of the Old Common Stock on the New York Stock Exchange (or if the Old Common Stock does not remain listed thereon, on the principal securities exchange or quotation service for the Old Common Stock, as determined by the Board of Directors of the Corporation) for the ten trading days immediately preceding the day of the Effective Time, with payment for each 1/20th of a share of New Common Stock being equal to the average closing price of one share of Old Common Stock on the New York Stock Exchange (or if the Old Common Stock does not remain listed thereon, on the principal securities exchange or quotation service for the Old Common Stock, as determined by the Board of Directors of the Corporation). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock, shall from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which such shares of Old Common Stock shall have been reclassified pursuant to this Certificate of Amendment.” THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the DGCL. FOURTH: This Certificate of Amendment will become effective at 5:00 p.m. EDT on March 11, 2020. IN WITNESS WHEREOF, Independence Contract Drilling, Inc. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 11th day of March, 2020. By: /s/ J. Anthony Gallegos, Jr. J. Anthony Gallegos Jr. President & Chief Executive Officer